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                                                                    EXHIBIT 10.2


                             MODIFICATION AGREEMENT


      This Modification Agreement ("Agreement") is made effective as of June 18, 2004 (the "Effective Date") between Varian Medical Systems, Inc. ("Varian"), a Delaware corporation, and Communications & Power Industries, Inc. ("CPI"), a Delaware corporation.

                                    RECITALS

      Varian (formerly named "Varian Associates, Inc.") and CPI (as successor to Communications & Power Industries Holding Corporation, Inc.) are parties to the following existing agreements: Stock Sale Agreement dated June 9, 1995 (the "Stock Sale Agreement"); Second Amendment to Stock Sale Agreement dated August 11, 1995 (the "2nd Amendment") (the Stock Sale Agreement and 2nd Amendment are collectively referred to herein as the "1995 Stock Sale Agreement"); and Site Access Agreement dated August 11, 1995 (the "1995 Site Access Agreement") (collectively these three agreements are referred to herein as the "CPI/Varian Agreements"). Any capitalized term used herein and not otherwise defined herein, shall have the meaning ascribed to such term in the 1995 Stock Sale Agreement.

      CPI is the current owner of real property located at 301 Industrial Road, San Carlos, California (the "San Carlos Property"). Varian was a prior owner of the San Carlos Property. CPI acquired the San Carlos Property from Varian effective August 11, 1995. The 1995 Stock Sale Agreement and the 1995 Site Access Agreement restrict the right to develop, and to conduct environmental response actions on, the San Carlos Property and establishes CPI's and Varian's indemnity obligations related to certain environmental conditions on the Property. CPI has entered into an agreement (as amended, the "Purchase Agreement") to sell the San Carlos Property to Palo Alto Medical Foundation ("PAMF"), a non-profit public benefit corporation organized and existing under the laws of the State of California, for development as a medical facility and hospital.

      Simultaneously with entering into this Agreement, Varian and CPI are entering into an Agreement Re Environmental Matters (the "Five Party Agreement") with, PAMF, 301 Industrial LLC ("301"), a limited liability company organized and existing under the laws of the State of California, and 301 Holding LLC ("301 Holding"), a limited liability company organized and existing under the laws of the State of California, to enable CPI to sell the San Carlos Property for redevelopment. The Five Party Agreement will also provide financial relief for CPI and Varian for certain obligations and liabilities related to certain environmental conditions on the San Carlos Property.

      Pursuant to the Purchase Agreement, the purchase price adjustment agreed to by CPI for the sale of the San Carlos Property by CPI to PAMF is to reimburse the buyer for remediation costs that will be incurred pursuant to the Five Party Agreement for remediation of the San Carlos Property in accordance with the terms and conditions of the Five Party Agreement. Varian and CPI are interested in further restructuring their obligations and liabilities related to certain environmental conditions on the San Carlos Property, and restrictions concerning a


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property currently owned by CPI and formerly owned by Varian in Beverly,
Massachusetts (the "Beverly Property").

      Pursuant to Section III C(1) of the Five Party Agreement, PAMF and/or 301 or their contractors or agents must contact the California Regional Water Quality Control Board, San Francisco Bay Region ("RWQCB") within five (5) business days after the Effective Date of the Five Party Agreement, and pursuant to Section XIX of the Five Party Agreement any party to the Five Party Agreement has the right to terminate the Five Party Agreement if the Remedial Action Plan ("RAP") described in that Agreement is not timely approved by the RWQCB as set out in Sections XIX and III C(1) of that Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in exchange for the consideration referred to in this Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, each party hereto agrees as follows:

      1. 301/PAMF DO NOT CONTACT RWQCB. If 301 and/or PAMF, or their contractors or agents, do not contact the RWQCB about remediation of the San Carlos Property within thirty (30) business days after the Effective Date of the Five Party Agreement (provided that if Varian grants an extension pursuant to the Five Party Agreement for this contact with the RWQCB that extends beyond this 30 business day period, Varian will grant an equivalent extension under this Agreement), then the 1995 Site Access Agreement terms and conditions remain in full force and effect and the 1995 Stock Sale Agreement terms and conditions remain in full force and effect (including without limitation Section 7.11 and CPI's and Varian's Article X obligations ) without modification by this Agreement and the Beverly Property restriction of Section 3(d)(2) of this Agreement shall terminate, and only the terms of this Section 1 and Sections 4 through 23 of this Agreement shall apply pursuant to this Agreement.


      2.    301/PAMF CONTACT RWQCB/RAP NOT APPROVED BY RWQCB.

      (a) If 301 and/or PAMF, or their contractors or agents, contact the RWQCB about remediation of the San Carlos Property within thirty (30) business days after the Effective Date of the Five Party Agreement (provided that if Varian grants an extension pursuant to the Five Party Agreement for this contact with the RWQCB that extends beyond this 30 business day period, Varian will grant an equivalent extension under this Agreement), then within thirty (30) days after the date the RWQCB is contacted, Varian shall pay CPI $250,000, and if this
Section 2 does not apply, because Section 3 does apply, to the Parties under the terms and conditions of this Agreement, then this Varian $250,000 payment to CPI shall become a partial payment to CPI of the Varian $500,000 payment obligation set out in Section 3(b)(1) of this Agreement, and

      (b) if, within 245 days after the Effective Date of the Five Party Agreement (provided that if Varian grants an extension pursuant to the Five Party Agreement for this RAP approval by the RWQCB that extends beyond this 245 day period, Varian will grant an equivalent extension under this Agreement), the RAP is not approved by the RWQCB as set out in Sections XIX and


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III C(1) of the Five Party Agreement and the Five Party Agreement is terminated pursuant to Section XIX of the Five Party Agreement, then:

            (1) as modified and supplemented by this Agreement, the 1995 Site Access Agreement terms and conditions remain in full force and effect;

            (2) the 1995 Stock Sale Agreement terms and conditions remain in full force and effect (including without limitation Section 7.11 and CPI's and Varian's Article X obligations), except that:

                  (a) CPI shall be obligated to implement and complete any San
            Carlos Seller Indemnified Environmental Claim, as defined in Section 2(b)(2)(g) below, (this CPI obligation is defined as "CPI Work") and, except to the extent set forth in Section 2(b)(2)(b)(iii), CPI shall release Varian from any San Carlos Seller Indemnified Environmental Claim arising from or related to such CPI Work and defend and hold Varian harmless from and against any Claims arising from such CPI Work. Notwithstanding the foregoing, CPI and Varian shall not be relieved of their respective obligations under the 1995 Stock Sale Agreement relating to or arising out of Hazardous Materials located off-site from the San Carlos Property or for alleged bodily injury from exposure to Hazardous Materials prior to August 11, 1995.

                  (b) CPI shall seek, and be entitled to receive, reimbursement for its reasonable out-of-pocket payments (excluding any CPI internal costs) for CPI Work performed in compliance with this
            Section 2(b)(2) as follows. Any contractors retained by CPI, for whose costs CPI seeks reimbursement pursuant to this Section 2(b)(2)(b), shall be non-affiliated third party contractors whom CPI retains pursuant to arms length, bona fide negotiations to perform CPI Work.

                       (i) first, CPI shall seek reimbursement for such CPI Work
                  from the Insurance Policy described in the Five Party
                  Agreement;

                       (ii) second, if funds from the Insurance Policy are not
                  available for such CPI Work, CPI shall reimburse itself by applying the $250,000 paid by Varian to CPI in accordance with
                  Section 2(a); and

                       (iii) third, if funds from the Insurance Policy are not
                  available for such CPI Work and the $250,000 paid by Varian in accordance with Section 2(a) has been applied in full pursuant to Section 2(b)(2)(b)(ii), Varian shall reimburse CPI for up to an additional $250,000 pursuant to Section 2(b)(2)(e) of this Agreement.

            CPI shall bear the cost for all CPI Work the cost of which is not reimbursed pursuant to clauses (i) through (iii) above.

                  (c) with respect to any reimbursement pursuant to Section
            2(b)(2)(b)(ii) or (iii), CPI shall diligently take such actions as are commercially reasonable to obtain insurance proceeds under the Insurance Policy described in the Five Party


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            Agreement for such CPI Work (collectively "CPI Due Diligence
            Actions"), and if, after taking such Due Diligence Actions CPI does not receive sufficient insurance proceeds to pay for the CPI Work, CPI shall inform Varian in writing of the results of the CPI Due Diligence Actions and of CPI's entitlement to reimbursement pursuant to Section 2(b)(2)(b)(ii) or (iii). In such event, Varian shall be subrogated, with respect to any amounts reimbursed by it pursuant to such provisions, to all of CPI's rights under such Insurance Policy to the extent of reimbursement of CPI by Varian.

                  (d) CPI shall comply with the following requirements in
            proposing to undertake and in undertaking any CPI Work, whether or not reimbursement will be sought from Varian:

                        (i) the CPI and Varian Site Coordinators for CPI Work
                  shall be the same individuals that are appointed Site Coordinators pursuant to the 1995 Site Access Agreement;

                        (ii) prior to proposing to implement any CPI Work and
                  preparing work plans, CPI shall provide Varian with any documents upon which CPI is relying to support its need to perform such CPI Work, including notices, correspondence, orders or other documents from government agencies and correspondence or other documents from third parties, and shall meet with Varian to discuss the facts relied on by CPI to determine that such work is CPI Work;

                        (iii) CPI shall perform CPI Work pursuant to written
                  work plans; prior to performing any CPI Work, CPI shall provide the applicable work plan(s) to Varian for review and comment, which review and comment process Varian shall complete within two weeks of receipt of the work plan(s) from CPI, unless CPI provides a longer period;

                        (iv) CPI shall give good faith consideration to Varian
                  comments and shall use commercially reasonable efforts to reach agreement with Varian on the final work plan and its recommendations;

                        (v) after completing the consultation process described
                  in subsections (ii), (iii) and (iv) above and revising the work plan(s), as appropriate, CPI shall submit the final work plan(s) to the governmental agency with jurisdiction (the "Government Agency") for the CPI Work and simultaneously provide a copy of the final work plan(s) to Varian, provided, however, that if an emergency exists, such as the CPI Work to be performed is to address a situation that poses an imminent and substantial endangerment to human health, CPI shall not be obligated to comply with subsections (ii), (iii) and (iv) above and CPI shall perform such emergency CPI Work , informing and consulting with Varian insofar as is reasonably consistent with meeting CPI's obligations to address the emergency situation, and, upon completion of such emergency CPI Work, CPI will


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                  meet with Varian and provide Varian with copies of the
                  documents created for or related to such emergency CPI Work;

                        (vi) CPI shall allow Varian or its agents to participate
                  in any discussions and/or meetings that CPI has with the Government Agency including, to the extent possible, in any emergency situation, and to present Varian's views and recommendations to the Government Agency concerning the work plan(s) and the CPI Work;

                        (vii) CPI shall provide Varian with at least two weeks
                  advance notice prior to the implementation by CPI of any CPI Work, unless CPI is undertaking emergency CPI Work, as described in subsection (v) above, and for any CPI Work, including emergency CPI Work, CPI shall provide Varian or its agents the opportunity to monitor the implementation of CPI Work, including taking split and/or duplicate samples;

                        (viii) during the term of this Agreement, CPI shall
                  provide to Varian: (x) data and other results from any sampling or site investigative activity on the San Carlos Property promptly and, in any event, within 2 business days after receipt by CPI of such data or other results; (y) all correspondence, notices, orders, permits and other documents received by CPI from government agencies that relate to the San Carlos Property and any environmental condition or Hazardous Material; and (z) all correspondence and other documents received by CPI from third parties that relate to the San Carlos Property and any environmental condition or Hazardous Material;

                        (ix) CPI shall preserve, retain and maintain, and
                  instruct all of its contractors, subcontractors, agents and anyone else acting on its behalf to preserve, retain and maintain, all records, correspondence, and other written materials and all electronic files (collectively "Records") generated in the performance of CPI Work and, at Varian's request and expense, shall provide to Varian copies of such Records, and CPI shall not destroy any such Records (unless a copy of such Records has been provided to Varian) without providing notice to Varian of CPI's intent to destroy such Records and giving Varian the opportunity and reasonable time to have a copy of such Records made for Varian at Varian's expense; and

                        (x) if, during the term of this Agreement, Varian elects
                  to perform Varian response work, which is not a San Carlos Varian Response Cost Seller Indemnified Environmental Claim, Varian shall perform such work at its cost in accordance with the terms and conditions of the Site Access Agreement, and if Varian proposes to do such work in conjunction with CPI implementation of any CPI Work, Varian shall cooperate and coordinate with CPI and CPI shall provide Varian reasonable time to implement such Work and shall cooperate and coordinate with Varian in the performance of such Varian work, and, should any such Varian work


                                      -5-
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                  increase the costs of any CPI Work, Varian shall pay CPI the amount of such increased costs.

                  (e) Varian reimbursement payments pursuant to Sections
            2(b)(2)(b)(iii) & 2(b)(2)(d)(x) shall be paid within forty-five (45) days of receipt of CPI's invoices therefor accompanied by reasonably detailed documentation of the CPI payments for which reimbursement is sought, unless Varian elects to dispute such invoices.

                  (f) Varian shall have the right to audit CPI Work records from time to time, including invoices from CPI contractors, bids, and other financial information related to CPI implementation of CPI Work. Such audit shall be at Varian's expense. Varian may initiate an audit at any time within 12 months of receipt of an invoice, but no more often than annually, and the audit may relate to amounts paid by Varian as well as amounts not paid, and to all CPI Work for which reimbursement may be sought, whether such reimbursement is pursuant to Sections 2(b)(2)(b)(i), (ii) or (iii) or 2(b)(2)(d)(x).

                  (g) "San Carlos Seller Indemnified Environmental Claim" shall mean a "Seller Indemnified Environmental Claim" as that term is defined by the 1995 Stock Sale Agreement for Response Costs arising from or related to the San Carlos Property, but does not include any Seller Indemnified Environmental Claim that relates to or arises from Hazardous Materials located off-site from the San Carlos Property or for alleged bodily injury from exposure to Hazardous Materials prior to August 11, 1995, for which the parties remain responsible, as provided under the 1995 Stock Sale Agreement.

            (3) the Beverly Property restriction of Section 3(d)(2) of this Agreement will be effective for 30 years from the date the $250,000 payment is made by Varian to CPI in accordance with Section 2(a) of this Agreement; and

            (4) only the requirements of this Section 2 and of Section 3(d)(2) of this Agreement, as modified by this Section 2, and Sections 4 through 23 of this Agreement shall apply pursuant this Agreement.

      3. RAP APPROVED BY RWQCB. If, within 245 days after the Effective Date of the Five Party Agreement (provided that if Varian grants an extension pursuant to the Five Party Agreement for this RAP approval by the RWQCB that extends beyond this 245 day period, Varian will grant an equivalent extension under this Agreement), the RWQCB approves the RAP as set out in Sections III C(1) and XIX of the Five Party Agreement, then, on the date that the RWQCB approves the RAP, Sections 1 and 2 of this Agreement shall not apply and the terms and conditions of this Section 3 and Sections 4 through 23 of this Agreement shall apply.

      (a)   SURVIVAL.

             (1) As modified and supplemented by this Agreement, the 1995 Stock Sale Agreement remains in full force and effect.


                                      -6-
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             (2) The 1995 Site Access Agreement remains in full force and effect, other than with respect to the San Carlos Property as to which the 1995 Site Access Agreement remains in full force and effect only until the date title to the San Carlos Property is transferred from CPI to 301 or PAMF or any permitted transferee in accordance with the Five Party Agreement. With respect to the San Carlos Property, CPI and Varian agree that CPI shall not assign to 301 or PAMF, or to any affiliate of PAMF or other permitted assignee of PAMF or 301 under the Five Party Agreement, any rights or obligations that CPI has under the 1995 Site Access Agreement.

      (b)   VARIAN FINANCIAL CONTRIBUTION.  Varian shall pay CPI:

            (1) $500,000: (y) $250,000 of which amount shall be the payment that Varian made to CPI pursuant to Section 2(a) of this Agreement; and (z) the remaining $250,000 shall be paid to CPI by Varian within thirty (30) days after the date that the RWQCB approves the RAP as set out in Section III C(1) of the Five Party Agreement; and

            (2) $500,000 within thirty (30) days after the date that title to the San Carlos Property is transferred from CPI to 301 or PAMF or any permitted transferee in accordance with the Five Party Agreement.

      (c)   CPI/VARIAN COST SHARING


             (1) CPI agrees to reimburse Varian for 50% of any and all reasonable out-of-pocket payments by Varian (excluding any Varian internal costs) as a result of losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) arising out of claims by a third party ("Claims") relating to Hazardous Materials at, on, or under the San Carlos Property, arising out of or directly or indirectly resulting from exposures that occur, or personal, property or other damage (including environmental response action costs) that is suffered, after the date the RWQCB approves the RAP as set out in Section III C(1) of the Five Party Agreement and that are not reimbursed to Varian by the Insurance Policy to be obtained by PAMF and/or 301 pursuant to the Five Party Agreement, other than Claims arising out of or relating to the presence offsite of Hazardous Materials that migrated offsite from the San Carlos Property and provided, however, that Varian shall bear no liability, responsibility, or obligation for any Claims relating to or arising from CPI actions to implement Section V: C, D, E & J of the Five Party Agreement. With respect to CPI's obligation to reimburse Varian pursuant to this section, CPI and Varian agree diligently to take such actions as are commercially reasonable to enforce the environmental response action obligations of 301 and/or PAMF, or their contractors or agents, established by the Five Party Agreement and to obtain insurance proceeds under the Insurance Policy described in the Five Party Agreement for such Claims and to inform each other in writing of the results of their actions and of Varian's entitlement to reimbursement pursuant to this Section 3(c)(1). In such event, CPI shall be subrogated, with respect to any amounts reimbursed by it pursuant to this Section 3(c)(1), to all of Varian's rights under such Insurance Policy to the extent of reimbursement of Varian by CPI.


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             (2) Any contractors retained by Varian, for whose costs Varian seeks reimbursement pursuant to this Section 3(c), shall be non-affiliated third party contractors whom Varian retains pursuant to arms length, bona fide negotiations to perform work required to be performed pursuant to
      Section 3(c)(1).


             (3) With respect to any Claim that involves cleanup, removal, treatment, response, remedial, investigation, monitoring or similar actions (including, without limitation, enforcement concerning such actions) ("environmental response actions"):


                    (a) Varian shall give good faith consideration to CPI
             comments on any written work plans prepared by Varian for environmental response actions and shall use commercially reasonable efforts to reach agreement with CPI on the final work plans and their recommendations.


                    (b) Varian shall allow CPI or its agents to participate in any discussions and/or meetings that Varian has with the governmental agency with jurisdiction for the environmental response actions, including, to the extent possible, in any emergency situation, and to present CPI's views and recommendations to that government agency concerning the work plans and the environmental response actions.


             (4) CPI reimbursement payments pursuant to this Section 3(c) shall be paid within forty-five (45) days of receipt of Varian's invoices therefor accompanied by reasonably detailed documentation of the Varian payments for which reimbursement is sought, unless CPI elects to dispute such invoices.

             (5) CPI shall have the right to audit Varian's records relating to work for which reimbursement is sought pursuant to this Section 3(c) from time to time, including invoices from Varian contractors, bids, and other financial information related to Varian implementation of such work. Such audit shall be at CPI's expense. CPI may initiate an audit at any time within 12 months of receipt of an invoice, but no more often than annually, and the audit may relate to amounts paid by CPI as well as amounts not paid.

             (6) There is hereby excepted from the indemnities by Varian under
      Article X of the 1995 Stock Sale Agreement, and such indemnities shall not apply to, any Claim, relating to Hazardous Materials at, on, or under the San Carlos Property, that results from exposure occurring, or personal, property or other damage (including environmental response action costs) suffered, after the approval by the RWQCB of the RAP as set out in Section III C(1) of the Five Party Agreement, other than Claims arising out of or relating to the presence offsite of Hazardous Materials that migrated offsite from the San Carlos Property which Claims shall be governed by the 1995 Stock Sale Agreement.

             (7) Upon the transfer of title to the San Carlos Property from CPI to 301 or PAMF or any permitted transferee in accordance with the Five Party Agreement, there is

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      hereby excepted from the indemnities by CPI under Article X of the 1995
      Stock Sale Agreement, and such indemnities shall not apply to any Claim, relating to Hazardous Materials at, on, or under the San Carlos Property, that results from exposure occurring, or personal, property or other damage (including environmental response action costs) suffered, after the date of transfer of the San Carlos Property by CPI to 301 or PAMF or any permitted transferee in accordance with the Five Party Agreement, other than Claims arising out of or relating to the presence offsite of Hazardous Materials that migrated offsite from the San Carlos Property which Claims shall be governed by the 1995 Stock Sale Agreement.

      (d)   USE OF PROPERTIES.

             (1) San Carlos Property: Subject to the condition that the Five Party Agreement becomes effective, then, effective on the date that title to the San Carlos Property is transferred from CPI to 301 or PAMF or any permitted transferee in accordance with the Five Party Agreement, Sections
      7.11 and 10.5(d) of the 1995 Stock Sale Agreement as they apply to the San Carlos Property and the 1995 Site Access Agreement as it applies to the San Carlos Property will be terminated automatically without any further action. Varian waives any claims relating to the investigative actions taken and submissions to governmental agencies by PAMF, 301, CPI, or their agents that were undertaken during the period from June 1, 2002 to the present and that were previously disclosed in writing to Varian, excluding any Claims relating to physical damage to the San Carlos Property that may have been caused by such actions.

              (2) Beverly Property:

                    (a) Neither CPI nor any subsequent owner of the Beverly
              Property shall, during the period of its ownership, develop (or permit the development of) the Beverly Property for Unrestricted Uses. For purposes of this Agreement, the term "Unrestricted Uses" means residential housing, children facilities (e.g., daycare, K-12 schools, preschools, playgrounds), elderly facilities (e.g., nursing homes, hospices, convalescent homes, senior centers, assisted living facilities), places of worship, hotels, motels, hospitals, skilled nursing facilities, facilities for medical procedures, and similar sensitive receptors. CPI and subsequent owners of the Beverly Property may develop (or permit the development of) the Beverly Property for uses other than Unrestricted Uses.

                    (b) If CPI develops the Beverly Property for a use other
              than Unrestricted Uses, the rights and obligations of the parties with respect to the Response Costs required for such development shall be as stated in the 1995 Stock Sale Agreement (including without limitation those relating to or arising out of Hazardous Materials located off-site from the Beverly Property or for alleged bodily injury from exposure to Hazardous Materials prior to August 11, 1995), except that CPI shall be responsible for 50% of the Incremental Varian Response Costs. "Incremental Varian Response Costs" means the excess, if any, of (x) the Response Costs required for such development which are allocable to Varian under the 1995 Stock Sale Agreement over (y) the

              Response Costs (adjusted for inflation) that would have been required to develop such use as of the Effective Date of this Agreement, as established by the governmental agency with jurisdiction for Response Cost actions at the Beverly Property, which are allocable to Varian under the 1995 Stock Sale Agreement. The procedures applicable to reimbursement for such 50/50 cost sharing shall be those set out in Sections 3(c)(4)&(5).

                    (c) CPI shall not extract or use in any way the groundwater at the Beverly Property at any time, except as required by any Governmental Authority or as allowed by Varian.

                    (d) CPI shall record against the Beverly Property with
              appropriate Governmental Authorities such acknowledgements, deed restrictions, and/or deed notices as are reasonably requested by Varian in furtherance of this Section 3(d)(2).

                    (e) CPI shall require any direct successor(s) or assign(s)
              to CPI's interest in the Beverly Property to assume the covenants and obligations of CPI set forth in this Section 3(d)(2), including this Section 3(d)(2)(e) as to any of its direct successors and assigns (and this Section 3(d)(2)(e) shall similarly apply to all successive transfers without limit of time) and if such party assumes the covenants and obligations of this
              Section 3(d)(2) and CPI provides Varian with written documentation of such assumption, CPI is then released from such covenants and obligations. Such assumption shall not, however, entitle such party to enforce CPI's rights under this Section 3(d)(2).

        (e) RELATIONSHIP TO FIVE PARTY AGREEMENT. Prior to transfer of the San Carlos Property by CPI to 301 or PAMF or any permitted transferee, if the performance by CPI and/or Varian of an obligation established by the Five Party Agreement would be inconsistent with an obligation or obligations established by the 1995 Site Access Agreement, then the performance of such obligation pursuant to the Five Party Agreement shall not be deemed a breach of the 1995 Site Access Agreement.

      4. REPRESENTATIONS. CPI and Varian each represents and warrants to the other that except as expressly permitted by the CPI/Varian Agreements (or with the other's prior consent), each has never, by operation of law or otherwise, transferred or purported to transfer to any other third party, or conveyed or purported to convey to any third party any right or interest in or to, any of its rights under the CPI/Varian Agreements as applicable to the San Carlos Property.

      5. NO ADMISSION OF LIABILITY. It is understood and agreed by each Party that nothing in this Agreement shall constitute or be considered an admission or concession of liability by either party.

      6. TAXES. Each Party agrees that any tax that may be payable on the consideration received pursuant to this Agreement by a Party is the sole responsibility of such Party receiving such consideration. The Parties agree that any liability or claim for any tax or other governmental contribution or any penalty or interest thereon that may be incurred or demanded as a result of the receipt of the consideration provided for in this Agreement shall be the responsibility of such Party receiving such consideration.

      7. UNDERSTANDING. The Parties confirm that they have read this Agreement, fully understand its terms and their effect, and sign this Agreement voluntarily and with the intention of being legally bound thereby. The Parties understand that they are waiving legal rights by signing this Agreement and have consulted with counsel before signing this Agreement.

      8. ENTIRE AGREEMENT. This Agreement amends and modifies the 1995 Stock Sale Agreement and the 1995 Site Access Agreement and to the extent that this Agreement is inconsistent with either the 1995 Stock Sale Agreement or the 1995 Site Access Agreement, the terms of this Agreement shall control. Except as modified by this Agreement, the 1995 Stock Sale Agreement and the 1995 Site Access Agreement remain in full force and effect. This Agreement and the Five Party Agreement contain all of the terms, promises, representations, and understanding between the Parties relating to the subject matter of this Agreement, and supersede any other oral or written agreement or understanding between the Parties regarding the subject matter of this Agreement. Each Party agrees that no promises, representations or inducements have been made to it which caused it to sign this Agreement other than the promises which are expressly set forth herein or in the Five Party Agreement.

      9. NOTICE. Any notice, request, delivery, approval, consent or report required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by commercial overnight courier, or transmitted by telecopy to the Party to whom it is directed at the address shown below or such other address as such Party shall have last given notice to the other Party.

      CPI                   Communications & Power Industries, Inc.
                            811 Hansen Way
                            Palo Alto, California 94303
                            Attn:  Chief Financial Officer
                            Facsimile:  650-846-3276
                            Telephone:  650-846-2801

      With a copy to:       Irell & Manella, LLP
                            1900 Avenue of the Stars, Suite 900
                            Los Angeles, California 90067
                            Attn:  Rick Wirthlin
                            Facsimile:  310 203-7199
                            Telephone:  310 277-1010

      Varian                Varian Medical Systems, Inc.
                            3100 Hansen Way
                            Palo Alto, California 94304
                            Attn:  Legal Department
                            Facsimile:  650-424-5998
                            Telephone:  650-493-4000


      And                   Varian Medical Systems, Inc.
                            3100 Hansen Way
                            Palo Alto, California 94304
                            Attn:  Environmental, Health & Safety Department
                            Facsimile:  650-842-5199
                            Telephone:  650-424-6060

      10. SEVERABILITY. If one or more provisions of this Agreement is (or are) determined by a panel of arbitrators to be invalid, void or unenforceable under applicable law as applied in a particular circumstance, the Parties agree to renegotiate such provision (or provisions) in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for each such provision, then (i) such provision shall be excluded from this Agreement with respect to such circumstance, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

      11. AMENDMENTS; WAIVERS. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Parties to by bound by such modification, amendment or waiver. The failure by a Party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such Party.

      12. RULES OF CONSTRUCTION. This Agreement is the result of negotiations between the Parties and has been reviewed by each Party and their respective counsel; accordingly, this Agreement shall be deemed to be the product of all of the Parties, and no ambiguity shall be construed in favor of or against a Party.

      13. ASSIGNMENT. Subject to Section 3(d)(2) of this Agreement, the rights, benefits and obligations of this Agreement shall inure to the benefit of, be enforceable by, and be binding on each Party's successors and permitted assigns, to the same extent as set forth in Section 14.6 of the 1995 Stock Sale Agreement.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which may be delivered by electronic facsimile or other means of electronic transmission, each of which shall constitute an original, and all of which shall constitute one and the same document.

      15. EXECUTION. This Agreement shall not be binding in whole or in part upon a Party unless and until executed and delivered by or on behalf of the Parties, in which event this Agreement shall be effective as of the Effective Date.

      16. HEADINGS. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

      17. GOVERNING LAW. This Agreement and its interpretation shall be governed exclusively by its terms and by the laws of the State of California, without regard to principles of conflicts of laws.

      18. COMPLIANCE WITH LAW. In their performance of their obligations under this Agreement, each of the parties hereto agrees to comply with Environmental Laws and with all other laws, regulations, and orders of Relevant Agencies which may be applicable to the performance of this Agreement.

      19. DISPUTE RESOLUTION. The dispute resolution provision of the 1995 Stock Sale Agreement, Section 14.13, shall apply to this Agreement.

      20. AUTHORITY. The Parties to this Agreement, and the individuals signing this Agreement on behalf of the Parties, represent and warrant that they have full and complete authority and authorization to execute and effect this Agreement and to take or cause to be taken all acts contemplated by this Agreement.

      21. INDEPENDENT PARTIES. Nothing in this Agreement shall be construed to create a relationship of employer and employee, partnership, principal and agent, joint venture or similar arrangement between CPI and Varian, nor shall either party have responsibility for compliance by the other with applicable laws, regulations, or orders of governmental agencies, or for any other acts, errors or omissions of the other.

      22. EXCLUSIVE REMEDIES. The rights and remedies provided for in this Agreement are exclusive of all other rights and remedies, at law or in equity or pursuant to any statute or regulation, including without limitation CERCLA, other than those rights and remedies expressly set forth in the CPI/Varian Agreements, to the extent not modified or terminated pursuant to this Agreement.

      23. THIRD PARTIES. This Agreement is solely for the benefit of Varian and CPI and no third party shall have any rights hereunder, including without limitation any subrogation rights with respect thereto, other than as expressly provided in this Agreement or the 1995 Stock Sale Agreement. Where multiple sources of reimbursement are or may be available for specified costs, reimbursement shall be made in the following priorities:

      (i) reimbursement shall be sought under the Insurance Policy described in the Five Party Agreement to the extent set forth herein;

      (ii) any remaining unreimbursed costs shall be reimbursed by the other party to the extent set forth herein;

      (iii) any remaining unreimbursed costs shall be reimbursed by affiliated parties, former affiliated parties or insurers (other than the insurers under the Insurance Policy described in the Five Party Agreement) to the extent the party initially bearing such costs is entitled to such reimbursement.

                            [signature page follows]

      IN WITNESS WHEREOF, the undersigned have executed this Modification Agreement freely and voluntarily intending to be legally bound by it.



                              VARIAN MEDICAL SYSTEMS, INC.



                              By: ________________________________________

                              Name:____________________________________
                              Title:  ____________________________________


                              COMMUNICATIONS & POWER INDUSTRIES, INC.



                              By: ________________________________________

                              Name:____________________________________
                              Title:  ____________________________________